Exhibit 99.1

Bayer HealthCare LLC
Communications
PO Box 390
News Release	Shawnee Mission, KS 66201
USA
913.268.2000
www.bayerhealthcare.com

BAYER TO ACQUIRE ANIMAL HEALTH BUSINESS FROM KMG CHEMICALS, INC.

Acquisition strengthens Bayer’s Animal Health insecticides business

Shawnee, Kan. and Houston, TX February 16, 2012 – Bayer HealthCare LLC, Animal Health Division announced today they have signed an agreement to acquire the Animal Health business of KMG Chemicals, Inc. (Nasdaq GS: KMGB). This move will further diversify Bayer’s existing insecticides portfolio in the U.S., allowing the company to offer a broader range of actives and forms in addition to its current product portfolio that includes cattle ear tags, pour-ons, dusts, and farm hygiene premise sprays.

“Bayer is committed to the animal industry and we are excited about providing these established brands to our customers,” said Ian Spinks, President and General Manager for Bayer Animal Health North America. “Acquiring KMG’s extensive line of ectoparasiticides as well as its cattle ear tag product line nicely complements our existing product portfolio giving us the opportunity to offer more robust insecticide solutions to livestock and poultry producers.”

Products acquired in the agreement include brands such as the Patriot cattle ear tag and the Rabon and Permectrin insecticides. These products keep farm animals healthy by protecting them from pests that can spread disease. Bayer plans to explore ways to further develop the insecticides market and continue to bring new innovations to this category.

“KMG has undergone significant growth in the last five years, primarily in our electronic chemicals and wood treating chemicals businesses. As a result of this growth, the animal health business no longer fits with the strategic direction of the company and it is not a material contributor to our overall results,” said Neal Butler, President and CEO KMG Chemicals. “However, we strongly believe that our Animal Health products have a promising future. We also believe that Bayer is the best company to help this business realize its potential, and provide the level of service our customers expect and deserve.”

Financial terms of the transaction are undisclosed. The agreement closing is expected to happen in the coming weeks. KMG Animal Health revenues for the last four quarters ended October 31, 2011 were $11.4 million.

For more information on Bayer HealthCare Animal Health Division visit www.animalhealth.bayerhealthcare.com.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals in carefully focused global markets foundational to the economy. KMG is a U.S. market leader in producing and supplying high-purity process chemicals, which are an integral part of the semiconductor manufacturing process, and wood treating chemicals used to extend the useful life of the nation’s wood-based infrastructure. For more information, visit the Company's web site at www.kmgchemicals.com

About Bayer HealthCare

The Bayer Group is a global enterprise with core competencies in the fields of health care, nutrition and high-tech materials. Bayer HealthCare, a subgroup of Bayer AG with annual sales of EUR 16.9 billion (2010), is one of the world’s leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen, Germany. The company combines the global activities of the Animal Health, Consumer Care, Medical Care and Pharmaceuticals divisions. Bayer HealthCare’s aim is to discover and manufacture products that will improve human and animal health worldwide. Bayer HealthCare has a global workforce of 55,700 employees (Dec 31, 2010) and is represented in more than 100 countries.

With sales of EUR 1,120 million (2010), Bayer’s Animal Health division is one of the world’s leading manufacturers of veterinary drugs. The division manufactures and markets approximately 100 different veterinary drugs and care products for food-supplying animals and companion animals. U.S. Headquarters for Bayer HealthCare LLC, Animal Health Division is located in Shawnee, Kansas. More information can be found at at www.bayerhealthcare.com.

Contact:

Bayer HealthCare Animal Health Division

Staci Gouveia, Tel. 913.268.2577

Bayer HealthCare Animal Health Division

Email: staci.gouveia@bayer.com

Rene Ward, Tel. 913.268.1747

Bayer HealthCare Animal Health Division

Email: rene.ward@bayer.com

KMG Chemicals, Inc.

John V. Sobchak, Tel. 713.600.3814

KMG Chemicals, Inc.

Email: JSobchak@kmgchemicals.com

Devin Sullivan, Tel. 212.836.9608

KMG Investor Relations Counsel

The Equity Group Inc.

Email: DSullivan@equityny.com

Forward-Looking Statements

This release may contain forward-looking statements based on current assumptions and forecasts made by Bayer Group or subgroup management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

©Bayer and the Bayer Cross are registered trademarks of Bayer.

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